FIRST AMENDMENT

Ace Hardware Corporation
Directors' Deferral Option Plan
Effective January 1, 2001

Pursuant to Section 7.1 of the Ace Hardware Corporation Directors' Deferral Option Plan ("the "Plan"), effective January 1, 2002, the Company hereby amends and restates the following sections of the Plan to read as follows:

2.12 (a)  "Normal Retirement Interest Yield" means, (i) for a Participant prior to the Retirement Date, a rate of interest equal to 120 percent of Prime, and (ii) for a Participant after the Retirement Date or during a period of Disability, a rate of interest per annum as defined under the Ace Hardware Corporation Long-Term Incentive Compensation Deferral Option Plan. The rate under Section 2.12 (a) (ii) shall be effective the first day of each calendar year.

2.12 (b)  "Death Interest Yield" means, (i) prior to the Retirement Date, a rate of interest equal to 120 percent of Prime, and (ii) after the Retirement Date, a rate of interest per annum, as defined under the Ace Hardware Corporation Long-Term Incentive Compensation Deferral Option Plan. The rate under Section 2.12 (b) (ii) shall be effective the first day of each calendar year. This rate of interest shall be fixed at the time of the Participant's death.

4.5 (third paragraph only) During the period a Participant is receiving installment payments, the amount of the installment payments shall be based on the prevailing Interest Yield applicable at the commencement of payments, projected into the future. Installment payments for current Participants receiving payments as of January 1, 2002, shall be recomputed at the end of their current installment term. Thereafter, the amount of the installment payments shall be recomputed at the time of any change in the Interest Yield pursuant to Section 2.12 and the installment payments shall be increased or decreased to reflect any changes in the applicable Interest Yield. Upon the death of a Participant or a retired Participant, the remaining installment payments payable to the Beneficiary shall be fixed. The Interest Yield used to determine the installment payment amounts shall be the Death Interest Yield.

Sections 2.12 and 4.5 are the only Sections affected by this Amendment.

 Ace Hardware Corporation

By: David F. Hodnik

 Its: President & CEO

 Dated: December 5, 2001

EXHIBIT F